Exhibit 16.1

July 13, 2026

Securities and Exchange Commission
100 F Street NE

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Brera Holdings PLC in its Form 6-K dated July 13, 2026. We agree with the statements concerning our Firm in such report; we have no basis to and, therefore, do not agree or disagree with the other statements made by Brera Holdings PLC in the Current Report.

Very truly yours,

/s/ Reliant CPA PC

Reliant CPA PC

Newport Beach, CA